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                                                                     EXHIBIT 4.1

                    FIRST AMENDMENT TO INTELLECTUAL PROPERTY
                                LICENSE AGREEMENT

        This First Amendment to Intellectual Property License Agreement ("Amendment") is made as of July 23, 2001 (the "Effective Date"), by and between UNIVERSITY TECHNOLOGY CORPORATION, a not-for-profit Colorado corporation having its principal place of business at 4001 Discovery Drive, Suite 390, 588 UCB, Boulder, Colorado 80309-0588 ("UTC") and GERON CORPORATION, a Delaware corporation having its principal place of business at 230 Constitution Drive, Menlo Park, California 94025 ("Geron" or "Licensee").

        WHEREAS, UTC and Geron are the co-owners of certain intellectual property rights including, without limitation, U.S. patent number 6,261,836 and foreign equivalents (the "Licensed Rights"); and

        WHEREAS, UTC and Geron are the parties to an Intellectual Property License Agreement dated December 9, 1996 (the "License Agreement") under which UTC grants to Geron, on the terms and conditions of the License Agreement, an exclusive license under UTC's undivided interest in the Licensed Rights; and

        WHEREAS, UTC and Geron have concluded that it is in each of their interests to amend the License Agreement in certain respects;

        NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the parties agree as follows:

1.      Section 1.3 of the License Agreement is amended to read as follows:

        A "Licensed Product" shall mean any product or part thereof which is sold, manufactured, or used in any country under this Agreement and which:

                (a) is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Intellectual Property Rights in the country in which any Licensed Product is made, used or sold; or

                (b) is manufactured using a Licensed Process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Intellectual Property Rights in the country in which any Licensed Process is used or in which such product or part thereof is used or sold; or

                (c) is created using Know-How included in Intellectual Property Rights provided hereunder, and used prior to the Know-How entering the public domain.


[ *** ] Confidential portion has been filed separately with the Securities and Exchange Commission.


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2.      Section 1.4 of the License Agreement is amended to read as follows:

        A "Licensed Process" shall mean any process which is used in any country under this Agreement and which:

                (a) is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Intellectual Property Rights; or

                (b) is created using Know-How included in Intellectual Property Rights provided hereunder, and used prior to the Know-How entering the public domain.

3. Section 1.5 of the License Agreement is amended to delete the words "and/or its sublicensee" in the first sentence.

4. Article I of the License Agreement is amended to add the following new sections:

        1.10 "Sub-Licensing Revenues" shall mean any and all revenues received by Geron from a sublicensee for the grant of any sublicense under this Agreement, including without limitation up-front license fees, annual license maintenance fees, milestone payments, royalty payments, equity, and share of profits, but excluding Research Reimbursement. If Geron receives Sub-Licensing Revenues in the form of non-cash consideration other than equity, the fair market value of such non-cash consideration shall be used for purposes of calculating Sub-Licensing Revenues, and UTC's share of such fair market value under
        Section 4.1(d) shall be paid in cash.

        1.11 "Research Reimbursement" shall mean amounts received by Geron from a sublicensee to reimburse Geron for bona fide expenditures for research employees (using Geron's usual FTE rate), laboratory supplies and equipment, and other out-of-pocket expenses for research and development work conducted under a provision in the sublicense agreement or a contemporaneous written agreement between Geron and the sublicensee, provided that (i) such agreement reasonably defines the work to be done, (ii) such work is reasonably required for sublicensee's commercialization of Licensed Technologies, and (iii) the work is performed after or within [***] before the execution of the agreement.

        1.12 "ESC Research Products" shall mean products or services consisting of or based on cells derived from embryonic stem cells for use in drug discovery and/or development or other research.


[ *** ] Confidential portion has been filed separately with the Securities and Exchange Commission.


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5.      Section 2.5 of the License Agreement is amended to read as follows:

        LICENSEE shall have the right to enter into sublicensing agreements for the rights, privileges and licenses granted hereunder. LICENSEE shall provide written notification of the identity of the sublicensee and, to the extent defined, the scope of the sublicense (i.e. exclusive or nonexclusive and any field limitations) no later than the earliest of
        (i) the signing of a letter of intent or term sheet with the licensee,
        (ii) [***} before signing an agreement granting an option to obtain a sublicense, or (iii) [***] before signing a sublicense agreement. Only one such notification is required for each sublicense. Any such notification will be sent by overnight express mail to UTC and to the Office of Technology Transfer at the University of Colorado Health Sciences Center. Any such notification shall be treated as confidential under the confidentiality agreements between LICENSEE and UTC and LICENSEE and the University of Colorado.

6.      Section 2.6 of the License Agreement is amended to read as follows:

        LICENSEE hereby agrees that nothing in any sublicense agreement shall restrict the sublicensee from seeking a license from UTC in the event this License Agreement is terminated for any reason and the sublicensee wishes to obtain such a license from UTC.

7.      Section 2.7 of the License Agreement is amended to read as follows:

        LICENSEE agrees that any sublicenses granted by LICENSEE shall be consistent with the terms and conditions of this Agreement. Each sublicense shall require the sublicensee to diligently pursue the commercialization of the sublicensed technology, and LICENSEE's due diligence obligations under Article III of this Agreement shall include commercially reasonable efforts to monitor and require compliance with the diligence provisions of such sublicenses. LICENSEE's failure to comply with its obligations to UTC under this Agreement shall not be excused by any default by a sublicensee under a sublicense agreement.

8. Section 2.8 of the License Agreement is amended to delete the phrase "and to guarantee the performance of that sublicensee under any such agreement."

9.      Section 2.9 of the License Agreement is deleted in its entirety.

10.     Section 3.2(c) of the License Agreement is amended to read as follows:

        LICENSEE shall have Net Sales and/or Sub-Licensing Revenues in such amounts as to result in payments to UTC at least equal to the following amounts


[ *** ] Confidential portion has been filed separately with the Securities and Exchange Commission.


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        in the following years, beginning [ *** ] after successfully cloning the genes encoding the protein component or components of human telomerase:


               Year                     Amount
               ----                     ------
               [ *** ]                  [ *** ]
               [ *** ]                  [ *** ]
               [ *** ]                  [ *** ]
               [ *** ],                 [ *** ]


        If LICENSEE does not have actual Net Sales and/or Sub-Licensing Revenues in such amounts, LICENSEE shall comply with this section 3.2(c) by paying UTC the difference between such amounts and the payments made by LICENSEE under Section 4.1(c) and (d) based on actual Net Sales and Licensing Revenues.

11.     Section 3.3 of the License Agreement is revised to read as follows:

        LICENSEE's failure to perform in accordance with Paragraphs 3.1 and 3.2 above shall be grounds for UTC to terminate this Agreement pursuant to Paragraph 12.3 hereof, unless LICENSEE makes the payments specified in
        Section 3.2(c), or both parties renegotiate the Due Diligence plan and mutually agree to revisions thereto.

12. Section 4.1(c) of the License Agreement is amended to delete the words "or sublicensee" from the first sentence.

13.     Section 4.1(d) of the License Agreement is amended to read as follows:

                In addition to the foregoing, LICENSEE agrees that it will remit to UTC [ *** ] of all Sub-Licensing Revenues, except that for Sub-Licensing Revenues from sublicenses of the Intellectual Property Rights for use in ESC Research Products, LICENSEE will remit to UTC [ *** ] of such Sub-Licensing Revenues.

14.     Section 5.2 of the License Agreement is amended to change "forty-five
        (45) days" in the first sentence to "seventy-five (75) days."

15.     Article XI of the License Agreement is amended to read as follows:

        This Agreement is not assignable and any attempt to do so shall be void; provided, however, that either party may assign this Agreement to any party acquiring all or substantially all of the assets and business of such party (or of a division or other business unit of such party comprising such party's principal business related to the Intellectual Property Rights); and further provided that UTC may assign this Agreement to the University of Colorado.


[ *** ] Confidential portion has been filed separately with the Securities and Exchange Commission.


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16.     In all other respects, the License Agreement remains unchanged and in full force and effect.

17. In consideration for the amendment of the License Agreement as provided in this Amendment, Geron will issue to UTC or its designee, within [ *** ] after the execution of this Amendment, One Hundred Thousand (100,000) shares of Geron common stock, pursuant to a Common Stock Purchase Agreement attached as Exhibit A to this Amendment, and a warrant for One Hundred Thousand (100,000) shares of Geron common stock, pursuant to a Warrant Agreement attached as Exhibit B to this Amendment. The exercise price for the warrant will be equal to the closing price of the common stock on the day prior to the execution of this Amendment.


IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.


UNIVERSITYTECHNOLOGY CORPORATION


By:     s/Girish Barua
    ----------------------------------------
        Dr. Girish Barua
        Co-Director
        Technology Transfer Office
        University of Colorado Health Sciences Center


Date:   8/30/2001
     ---------------------------------------



GERON CORPORATION


By:     s/David L. Greenwood
    ----------------------------------------
        David L. Greenwood
        Chief Financial Officer and Senior Vice President,
            Corporate Development


Date:   8/27/01
    ----------------------------------------


[ *** ] Confidential portion has been filed separately with the Securities and Exchange Commission.


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                                    EXHIBIT A
                         COMMON STOCK PURCHASE AGREEMENT


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                                    EXHIBIT B
                                WARRANT AGREEMENT